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                                                                     EXHIBIT 5.1


                                     December 21, 2001


Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089

   Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed by Juniper Networks, Inc. (the "Company") with the Securities and Exchange Commission on December 21, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,476,942 shares of the Company's common stock (the "Shares"), all of which are authorized, 1,114,040 of which are to be issued pursuant to the Pacific Broadband Communications 2000 Stock Incentive Plan and 362,902 of which are to be issued pursuant to the Pacific Broadband Communications 2000 Sub-Plan.

      I am of the opinion that all proper corporate proceedings have been taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, such that the Shares, when issued and sold (and the consideration is received therefor) pursuant to the provisions of option agreements assumed under the Plans, will be legally and validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.

                                   Very truly yours,

                                   /s/  Lisa C. Berry
                                   ---------------------------------------------
                                   Lisa C. Berry
                                   Vice President, General Counsel and Secretary